SUITE 1850

1066 WEST HASTINGS STREET

VANCOUVER, BC V6E 3X2

T: 604.683.3850 F: 604.688.8479	ACAL GROUP CHARTERED ACCOUNTANTS PCAOB & CPAB Registrant

AUDITORS’ CONSENT

We consent to the incorporation of our report dated June 28, 2011, (except as to Note 16 which is as of May 10, 2012), with respect to the consolidated balance sheets of Linux Gold Corp. as of February 28, 2011 and 2010, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for the years ended February 28, 2011 and 2010 on amended Form 20-F dated May 11, 2012.

“ACAL Group”

Chartered Accountants

Vancouver, British Columbia

May 11, 2012